                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [ ] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                               National Tech Team
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                             NATIONAL TECHTEAM, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 8, 2002




To Our Stockholders:

         Notice Is Given that the Annual Meeting of Stockholders (the "Annual Meeting") of National TechTeam, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 8, 2002, at 10:00 a.m. E.D.T. at the Embassy Suites, 28100 Franklin Road, Southfield, Michigan, for the following purposes:

         1. To elect the Company's Board of Directors to hold office until the 2003 Annual Meeting of Stockholders and each of their respective successors is duly elected and qualified;

         2. To approve an amendment to the Company's Certificate of Incorporation, changing the name of the Company from "National TechTeam, Inc." to "TechTeam Global, Inc."

         3. To ratify the Appointment of Ernst & Young, L.L.P. as the Company's independent accountants for the year 2002; and

         4. To transact of such other business as may properly come before the Annual Meeting or any adjournment thereof.

     You must have been a stockholder of record at the close of business on March 20, 2002, the record date for the Annual Meeting, to be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice. We will have a list of all Stockholders of record March 20, 2002, open for inspection by Stockholders at the Annual Meeting.


                       By Order of the Board of Directors,



April 8, 2002          Michael A. Sosin
                       Secretary
                       and General Counsel




     YOUR VOTE IS IMPORTANT. THE BOARD OF DIRECTORS OF THE COMPANY HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND THE MEETING IN PERSON. IN ANY EVENT, IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING AND TO ASSURE A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

                             NATIONAL TECHTEAM, INC.
                             27335 W. 11 Mile Road,
                           Southfield, Michigan 48034

                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of National TechTeam, Inc. (the
"Company") for the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 8, 2002, at 10:00 a.m. Eastern Daylight Time, or any adjournment thereof.

Stockholders of record as of the close of business on March 20, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were shares of the Company's Common Stock outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of the Stockholders. Stockholders can vote on matters presented at the Annual Meeting in two ways:

         -- By Proxy -- You can vote by signing, dating and returning the enclosed proxy card. If you do this, the individuals named on the card (your "proxies") will vote your shares in the manner you indicate. You may specify on your proxy card whether your shares should be voted for all, some or none of the nominees for director. If you do not indicate instructions on the card, your shares will be voted FOR the election of all nominees as directors, FOR the approval of the change of the Company's name from "National TechTeam, Inc." to "TechTeam Global, Inc.," and FOR the ratification of the Appointment of Ernst & Young, LLP as the Company's independent accountants for the 2002 Fiscal Year. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting. Proxies solicited hereby will be returned to the Board of Directors.

         -- In Person -- You may come to the Annual Meeting and cast your vote there.

You may revoke your proxy at any time before it is exercised by sending a written notice of revocation to the Company's Secretary, Michael A. Sosin, by providing a later dated proxy, or by voting in person at the Annual Meeting.

If you are a Company employee who is a stockholder through the Company's 401(k) Profit-Sharing Plan and Trust ("Plan"), you will receive a form proxy with respect to all of your shares so registered. You have the right to direct the trustee of that Plan how to vote the shares allocated to your account. If you do not return a proxy with respect to these shares of Common Stock held in your account, the trustee in the same proportion will vote your shares in the same proportions as shares held by the Plan trustee for which voting instructions have been received.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting, who will also determine whether a quorum is present for the transaction of business. A quorum of Stockholders is necessary to hold a valid meeting. If Stockholders entitled to cast at least a majority of all the votes entitled to be cast at the Annual Meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

         Eight directors will be elected at the Annual Meeting by a plurality of all the votes cast at the meeting, meaning that the eight nominees for director with the most votes will be elected. In an uncontested election for directors, the plurality requirement is not a factor. Any other action requires an affirmative vote of the majority of the votes cast on the matter. Abstentions and broker non-votes will have no effect on the result of the vote on the election of directors.

         The Board of Directors does not know of any other matters, which will be presented at the Annual Meeting other than (i) the election of directors,
(ii) the proposal to approve an amendment of the Company's Certificates of Incorporate, as amended, changing the Company from "National TechTeam, Inc." to "TechTeam Global, Inc.," and (iii) the ratification of the appointment of Ernst & Young, LLP as the Company's independent accountants for 2002. Under the Company's Bylaws, generally no business besides the items discussed in this Proxy Statement may be transacted at the meeting. However, if any other matter properly comes before the Annual Meeting, your proxies will act on such proposal in their discretion.

         We are mailing this solicitation, but solicitations may also be made in person by the Company's officers and employees, none of whom will be specially compensated. We will bear the entire cost of soliciting the proxies on behalf of the Board of Directors. We will also reimburse banks, brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses in forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

       THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, TOGETHER WITH THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO STOCKHOLDERS ENTITLED TO VOTE ON OR ABOUT APRIL 8, 2002.

                        PROPOSAL 1. ELECTION OF DIRECTORS


THE BOARD OF DIRECTORS RECOMMENDS THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH STOCKHOLDER TO VOTE "FOR" THEM. PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED AT THE ANNUAL MEETING IN FAVOR OF THE ELECTION OF THE NOMINEES NAMED BELOW, UNLESS AUTHORITY TO DO SO IS WITHHELD.

TechTeam's directors are elected annually at the Annual Meeting by the Stockholders. The Company does not have staggered board terms. Each director will serve until the 2003 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected. All the nominees are currently directors. If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the Annual Meeting.

The Company's Bylaws provide that, until the Board of Directors shall otherwise determine, the number of director positions shall be seven. Effective May 8, 2002, the number of director positions is eight. Proxies may not be voted for a greater number of persons than the number of nominees (eight) named in this Proxy Statement.

     The following is a description of the background of the persons who are being nominated for election as directors of the Company.

     KIM A. COOPER, 43, became a director in March 1996. Mr. Cooper is currently Chief Operating Officer of Sorenson Media, Inc., and has served in such capacity since April 2000. In January 1996, Mr. Cooper founded and became the Chairman and Chief Executive Officer of Digital Harbor International, Inc., a Java software company developing Internet applications. Mr. Cooper sold his interest in Digital Harbor in September 1999. Mr. Cooper is on the Board of Directors of Sento, Inc. (traded under the symbol "SNTO"). Mr. Cooper is a member of the Board's Audit Committee.

     WILLIAM F. COYRO, JR., 58, is President, Chief Executive Officer, and a director of the Company. Dr. Coyro is the founder of the Company and he was Chairman of the Board previously from its inception through February 2000. He was also President and Chief Executive Officer of the Company from its inception through December 1997, at which point he remained the Company's Chief Executive Officer through December 1998. From February 2000 through August 2001, the Company employed him as a consultant to management and the Board.

     PETER T. KROSS, 60, became a director of the Company in April 1999. Duringr the past seven years, Mr. Kross has been a Senior Vice President of First Union Securities, Inc., (formerly known as Everen Securities, Inc.) a New York Stock exchange member broker dealer firm. Mr. Kross is a member of the Board's Compensation Committee and Nominating Committee.

     KENNETH G. MEADE, 58, became a director of the Company in March 2001. Since 1982, Mr. Meade has been the President, Chief Executive Officer, and Chairman of The Meade Group, Inc., a holding company of three automobile dealerships.

     WALLACE D. RILEY, 74, has served as a director of the Company from 1987 to 1988 and from 1993 to the present. He is currently the Chairman of the Board. Mr. Riley is an attorney at law, and is President and Senior Partner of the firm of Riley, Roumell & Connolly, P.C. He is the past President of the State Bar of Michigan as well as past President of the American Bar Association. He was a member of the Board of Governors of the American Bar Association from 1979-1980 and 1982-1985. Mr. Riley is a member of the Board's Compensation Committee.

     GREGORY C.SMITH, 57, became a director of the Company in March 2001. For over the past eight years, Mr. Smith has been the CEO, President, and Chairman of the Board of New Center Stamping, Inc., an automotive supplier. Between 1976 and 1988, he was the Chairman and CEO of Wolverine Technologies, Inc., a building product company traded on the NYSE. He currently sits on the Board of Directors of the Michigan State Chamber of Commerce. Mr. Smith serves on the Board's Audit Committee.

     RICHARD G. SOMERLOTT, 60, has been a director from the Company's inception. Dr. Somerlott has been a practicing dentist and a managing partner of Endodontics Associates Professional Corporation during the past five years. Dr. Somerlott is a member of the Board's Audit Committee, Compensation Committee, and Nominating Committee.

     RONALD T. WONG, 60, has been a director since February 2000. Since January 1999, he has been President of RTW, Inc. an information technology consulting company. Mr. Wong retired from Ford Motor Company in December 1998, where he was employed for over 27 years, most recently as Manager of the Infrastructure Support Department. While at Ford Motor Company, Mr. Wong participated in the implementation of Ford's Internet and intranet strategy and managed the global consolidation of all of Ford's distributive computer infrastructure support activities. Mr. Wong is a member of the Board's Nominating Committee.

                 PROPOSAL 2. APPROVAL OF NAME CHANGE OF COMPANY

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT AND URGES EACH STOCKHOLDER TO VOTE "FOR" THE AMENDMENT. EXECUTED BUT UNMARKED PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED AT THE ANNUAL MEETING IN FAVOR OF THE APPROVAL OF THE AMENDMENT.

The sole purpose of the Amendment is to amend the Company's Certificate of Incorporation to change the name of the Company from "National TechTeam, Inc." to "TechTeam Global, Inc." If approved, the Company's Certificate of Incorporation would be amended to read as follows:

           First: The name of the corporation is TechTeam Global, Inc.


Management of the Company believes the proposed new name better reflects the importance of its foreign operations and the Company's increased focus on marketing its services internationally. To the knowledge of the Company, the new name is not presently used by another business or substantially similar to the name of another business in the Company's present or future market areas. The names of the Company's subsidiaries will remain the same.

The Board of Directors of the Company has approved the Amendment. The Board of Directors has determined, after giving consideration to the foregoing, that the adoption of the Amendment would be in the best interests of the Company and its Stockholders. If the Company's Stockholders approve the Amendment, the Company will file a certificate to that effect with the Secretary of State of Delaware. Upon acceptance of that filing, the Amendment would become effective.

         PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF ERNST & YOUNG, L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002, AND URGES EACH STOCKHOLDER TO VOTE "FOR" RATIFICATION. EXECUTED BUT UNMARKED PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED AT THE ANNUAL MEETING IN FAVOR OF THE APPROVAL OF RATIFICATION.

     The Board of Directors, on the recommendation of the Audit Committee, has selected Ernst & Young, L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 2002, subject to the ratification of the Stockholders at the Annual Meeting.

     Representatives of Ernst & Young, L.L.P. are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                                  COMPENSATION

DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no compensation for services as members of the Board of Directors or committees thereof. Each non-employee director receives a monthly retainer of $1,000. The Chairman of the Board receives an additional $5,000 per month as compensation for his additional duties. Under the Company's 1996 Non-Employee Directors Stock Plan, each non-employee director also receives 100 shares of Common Stock for each meeting of the Board of Directors he attends. The plan also provides for an automatic and non-discretionary grant to each non-employee director on the last business day of each February of a non-statutory option to purchase 10,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the a share of Common Stock on the date of the grant.

          EXECUTIVE MANAGEMENT COMPENSATION AND MANAGEMENT INFORMATION

INFORMATION REGARDING EXECUTIVE MANAGEMENT

     All executive officers serve at the pleasure of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company. The following is a description of the background of the Company's named Executive Officers not otherwise described above.

     EDWARD J. PENKALA, 54, President of TechTeam Capital Group, L.L.C., a wholly-owned subsidiary of the Company. Mr. Penkala joined the Company in 1998 upon its acquisition of Capricorn Capital Group (now TechTeam Capital Group), where he had been employed for seven years. Mr. Penkala has held the roles of Vice President of Systems Integration, Vice President of Sales, and Vice President of Business Development at the Company.

     JEFFERY J. RUFFINI, 41, Vice President of Operations. Mr. Ruffini has been with the Company since 1992. From 1997 through 1998, he was Vice President of Corporate Services. He has been Vice President of Operations since 1998.

     JAMES M. HOEN, 34, Vice President of Sales. Mr. Hoen has been with the Company since 1997. During his employment, he has been an Account Development Manager, National Account Manager, Global Account Manager, and Director of Global Account Management. He was appointed Vice President of Sales and Marketing in July 2000.

     CHRISTOPH NEUT, 35, Vice President for Europe. Mr. Neut has been with the Company's Belgian subsidiary, TechTeam Europe, NV/SA since 1996, when he was responsible for business development in Europe. In 1998, he became General Manager for TechTeam Europe, NV/SA. In 2000, he became Director of Sales, Europe. He assumed his current responsibilities in August 2001.

     JEAN FRANCOIS DELPY, 43, Chief Financial Officer and Treasurer. Mr. Delpy began work with the Company in April 2000 as its Director of Financial Planning and Analysis. In May 2000, he was appointed Treasurer of the Company. In July 2001, he also became the Company's Chief Financial Officer. From 1997 through 2000, he was the Vice President for Finance and Information Systems at Libralter Plastics, Inc., a privately held automotive supplier.

     MAJ HOMAYOUNFAL, 48, Executive Director for Technology. Mr. Homayounfal joined the Company in May of 2001 in his current position. For the previous five years, he was employed by Ford Motor Company in various roles, the last of which was to manage the Ford Global Help Desk.

     MICHAEL A. SOSIN, 42, General Counsel and Secretary. Mr. Sosin joined the Company in his current position in July 1998. For the prior two years he was a shareholder in the law firm of Downey & Sosin, P.C.

    The following table sets forth certain information concerning compensation paid to the Company's Chief Executive Officer and each of the other five, either current or former, most highly compensated executive officers of the Company for fiscal years ended December 31, 2001, 2000 and 1999.




                                                    SUMMARY COMPENSATION TABLE
                                                    --------------------------
                                                                                                         LONG TERM
                                                       ANNUAL COMPENSATION                              COMPENSATION     CURRENT
      NAME AND                    --------------------------------------------------------------           AWARDS     ANNUAL SALARY
  PRINCIPAL POSITION        YEAR     SALARY          BONUS       401(k) MATCH (1)     OTHER              OPTIONS (2)  --------------
  ------------------        ----     ------          -----       ------------         -----              -------

William F. Coyro, Jr. (3)   2001      $229,456          $  -0-          $5,124        $3,495       (7)      100,000       $275,000
President, Chief            2000       205,539             -0-           5,012        10,760     (7,8)
Executive Officer           1999       200,000             -0-           5,076        18,310     (7,8)

M. Anthony Tam (4)          2001       186,730             -0-             -0-         2,329       (9)
Former President,           2000       146,154          13,600             -0-           987       (9)       20,000
Chief
Executive Officer           1999        90,021             -0-             -0-           -0-

James M. Hoen (5)           2001       141,615          36,227           5,335         1,428       (9)       20,000        175,000
Vice President, Sales       2000       107,692          30,200           4,891       121,068      (10)
                            1999        66,857             -0-           3,885       112,005      (10)       15,000

Edward Penkala              2001       171,335             -0-           5,140         3,643     (9,11)                    125,000
President, TechTeam         2000       175,000           7,900           5,622         4,011     (9,11)      20,000
Capital Group, L.L.C.       1999       175,000             -0-             -0-         3,236      (11)

Jeffery J. Ruffini          2001       167,307             -0-           5,019           312       (9)                     175,000
Vice President of           2000       149,231          12,200           4,289           312       (9)       20,000
Operations                  1999       120,000             -0-           2,632           -0-

Christoph Neut (6)          2001        85,840          14,096             -0-        72,986     (7,10,      20,000         83,000
                                                                                                 11,12)
Vice President for          2000        72,960             -0-             -0-        15,837   (7,10 12)
Europe                      1999        58,600             -0-             -0-        12,663   (7,10,12)      9,000


(1) Amounts disclosed in this column consist of the Company's matching contribution under the Company's 401(k) Retirement Savings Plan.

(2) Includes Stock Options granted under the Company's 1990 Nonqualified Stock Option Plan. The Company has not awarded SARs.

(3) Dr. Coyro became the Company's President and CEO, effective as of August 9, 2001.

(4)  Mr. Tam was replaced as the Company's President and CEO on August 9, 2001.

(5) Mr. Hoen joined the Company in 1997, and became an executive officer in August 2001.

(6) Mr. Neut joined the Company in January 1996, and became Vice President for Europe in August 2001. His compensation is in U.S. Dollars based upon a conversion from Euros to U.S. Dollars based upon the exchange rate on March 14, 2002.

(7)  Includes the amounts received for health insurance.

(8)  Includes amounts earned from the exercise of stock options.

(9) Includes amounts paid for life insurance on the lives of executive management.

(10) Includes amounts paid as commissions for the sale of business on under the Company's commission plan.

(11) Includes amounts paid as a car allowance.

(12) Includes amounts paid for benefits particular to the Company's subsidiary in Belgium, TechTeam Europe, NV/SA, including luncheon vouchers and representation allowance.




                           OPTION GRANTS AND EXERCISES

     The following tables set forth information with respect to grants of stock options during the year ended December 31, 2001 to the individuals named in the Summary Compensation Table above.


                                           OPTION GRANTS IN 2001
                                           ---------------------                  POTENTIAL REALIZABLE VALUE
                                                                                  AT ASSUMED ANNUAL RATES OF
                       NUMBER OF                                                         STOCK PRICE
                       SHARES OF                 PERCENT OF TOTAL                      APPRECIATION FOR
                      UNDERLYING                OPTIONS GRANTED TO                       OPTION TERM
                        OPTIONS     EXPIRATION     EMPLOYEES IN       EXERCISE           -----------
       NAME           GRANTED(1)       DATE            YEAR            PRICE          5%(2)       10%(2)
       ----           -------          ----            ----            -----          --          ------

William F. Coyro, Jr.  425,000(3)    8/9/2004               89%         2.75        $82,706     $99,738
James M. Hoen           20,000        8/28/07                4%         2.60         30,818      34,762
Christoph Neut          20,000        8/28/07                4%         2.60         30,818      34,762


(1) All of the options reflected in the table were granted under the Company's 1990 Nonqualified Stock Option Plan. The Company has not awarded SARs. Option exercise prices are at or above the market price on the date of grant. Except as noted, options have a five year term and become exercisable in equal 20 percent increments over five years. The exercise price and Federal tax withholdings may be paid in cash or with shares of Common Stock.
(2) Assumes rates of Common Stock price appreciation that are prescribed by the SEC and does not reflect the Company's estimates or projection of future Common Stock price.
(3) As part of his Employment and Non-Competition Agreement, Dr. Coyro received 100,000 options, which vested immediately upon grant. He may also receive from zero to 325,000 options depending upon certain conditions, including the closing price of the Company's Common Stock on September 30, 2002. The exercise price of these options, if all conditions are met, will be $2.75 per share.


                               AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END VALUE TABLE
                               ------------------------------------------------------------


                                                EXERCISABLE          UNEXERCISABLE      VALUE OF UNEXERCISED IN-THE-MONEY
                         SHARES                  NUMBER OF            NUMBER OF                      OPTIONS AT
                        ACQUIRED                UNEXERCISED          UNEXERCISED               DECEMBER 31, 2001 (1)
                           ON       VALUE        OPTIONS AT      OPTIONS NOT VESTED AT
         NAME           EXERCISE   REALIZED   DECEMBER 31, 2001    DECEMBER 31, 2001     EXERCISABLE     UNEXERCISABLE
         ----           --------   --------   -----------------  --------------------    -----------     -------------
William F. Coyro, Jr.        0        $0         190,000                 0                  --             34,000
James M. Hoen                0         0          10,000               35,000               --              9,800
Edward J. Penkala            0         0          20,000               15,000               --               --
Jeffery J. Ruffini           0         0          23,500               14,000               --               --
Christoph Neut               0         0          15,000               17,000               --              9,800



EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL AGREEMENTS

Dr. Coyro has entered into an employment and non-competition agreement with the Company that provides for his employment as Chief Executive Officer and President of the Company. The agreement was executed on August 23, 2001, and provides for an initial base salary of $275,000. Should the Company terminate Dr. Coyro's employment without cause prior to September 30, 2002, Dr. Coyro would be entitled to payment through that date. After September 30, 2002, the agreement is terminable without cause by either party with 60 days prior notice. Dr. Coyro was also granted 100,000 options to purchase Common Stock of the Company at an exercise price of $2.75 per share. The agreement also provided Dr. Coyro to either receive a bonus or the grant of up to 325,000 additional options to purchase Common Stock of the Company at an exercise price of $2.75 per share depending upon certain events. Under the agreement, Dr. Coyro is entitled to receive benefits made available to other employees and management of the Company. The agreement also provides certain covenants by Dr. Coyro not to compete with the Company during the term of the agreement and two years thereafter.

Certain of the executive officers of the Company have entered into Employment Agreements Relating to Change of Control with the Company. These agreements provide these executives, in event of their involuntary termination after a change-in-control, with (i) payments by the Company of 100 percent of his/her base annual salary (ii) accelerated vesting of all unvested options to purchase Common Stock of the Company, (iii) employee benefits for a one year period, and
(iv) one year of outplacement services. "Change of Control" is defined in the agreement as (1) the sale of (a) all then outstanding shares of Common Stock of the Company or (b) an amount of the outstanding voting securities of the Company entitled to vote generally in the election of the directors, the combined voting power of which is sufficient to elect a majority of the Company Board; or (2) the consummation of the sale or other disposition of all or substantially all of the assets or operations of the Company.

        INFORMATION REGARDING BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors has established the following standing committees, the Audit Committee, the Compensation Committee, and the Nominating Committee. These committees act in an advisory capacity to the full Board of Directors. All committees report to the full Board of Directors with respect to matters considered at each committee meeting held.

     The Audit Committee is responsible for reviewing the Company's accounting and financial reporting practices and meeting with the Company's management and independent accountants to, among other things, review the results of the annual audit; discuss the financial statements, and receive and consider the independent auditor's comments as to the controls, adequacy of staff, management performance and procedures. The Audit Committee members are directors who are not salaried employees of the Company, and are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment. The Audit Committee is comprised of Mr. Cooper, Mr. Smith, and Dr. Somerlott (Chairman). During 2001, the Audit Committee met four times.

     The Compensation Committee reviews the compensation practices followed by the Company, makes all decisions involving the compensation of executive officers of the Company, and reviews management's salary recommendations for each other person at or above the level of Vice President. In addition, the Committee reviews stock option grant recommendations pursuant to the Company's

1990 Nonqualified Employee Stock Option Plan. During 2001, the Compensation Committee held six meetings. The members of the Committee are Mr. Kross, Mr. Riley (Chairman), and Dr. Somerlott.

     The Nominating Committee evaluates, nominates and recommends individuals for membership on the Company's Board of Directors. The Nominating Committee met one time in 2001. The Committee does consider nominees suggested by Stockholders. These recommendations can be forwarded to the Chairman of the Company. The members of the Committee are Mr. Kross (Chairman), Dr. Somerlott, and Mr. Wong.

     During the year ended December 31, 2001, the Board of Directors held 13 meetings. All directors attended at least 75 percent of the aggregate number of meetings held by the Board and all committees meetings of the Board on which he served during the year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company and establishes the compensation plans and specific compensation levels of all executive officers of the Company.

     The Company's executive compensation philosophy is to pay for performance. The objectives of the Company's executive compensation program are to: (1) provide competitive compensation that enables the Company to attract and retain key executives; (2) create incentives in the form of bonuses for contributions to improving the Company's gross profit margin and customer quality, and increasing new sales to the Company; and (3) align the Company's executives' interest with its Stockholders' desire for superior returns through long-term stock ownership opportunities.

     The Company's executive compensation program provides compensation that the Committee believes, in its judgment and experience, is competitive with other companies of comparable size and complexity. Actual compensation levels may be greater or less than compensation levels at other companies based upon annual and long-term Company performance and individual performance. The Compensation Committee uses its discretion to establish executive compensation at levels in its judgment warranted by external or internal factors and an executive's individual circumstances.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program consists of base salary, cash incentives, and long-term incentives.

         BASE SALARY. The Compensation Committee decides the base pay levels for executives according to the impact the individual has on the Company and on its performance, the skills and experiences required by the position, salaries paid by other companies for comparable positions, and the performance of the Company. Base salaries for executives are maintained at levels that the Compensation Committee believes, based on its own judgment and experience, are competitive with other companies of comparable size and complexity.

         CASH INCENTIVES. The Committee believes that an executive's desire to achieve continually improving results of operations is enhanced if that performance is rewarded by way of cash bonuses. In 2000, the Board approved an Executive Management Bonus Plan, which applies to executive management (including the named executive officers and others). This plan provides incentive for (1) increasing gross margin of the Company at each of the Company's major customers on a year over year basis; (2) maintaining superior customer satisfaction with the services rendered, and (3) developing business with new customers. The size of the bonus pool is determined on a quarterly basis. It is determined by taking the dollar amount of the growth in gross margin for each of the Company's major customers compared to the prior year experience, and multiplying it first by 8 percent and then a customer satisfaction factor. If customer satisfaction is low, there is no bonus. The bonus pool is increased for business with new customers determined by multiplying the projected gross margin for the new business by 6 percent. The Chief Executive Officer determines the amount of the bonus pool that each participant in the plan receives, if any.

         LONG-TERM INCENTIVES. Long-term incentives are provided primarily by way of stock options. The Committee and Board of Directors believe that management's ownership of an equity interest in the Company is a major incentive in building stockholder wealth and aligning the long-term interests of management and Stockholders. Stock options, therefore, are granted at the market value of the Common Stock on the date of grant and typically become exercisable in installments of 20 percent per year beginning one year after the date of the grant. The value received by the executive from an option is dependent upon increases in the price of the Company's Common Stock over the market price on the date of the grant. Consequently, the value of the compensation is aligned directly with increases in stockholder value. Grants of stock options are made by the Board of Directors based upon the executive's contribution toward Company performance and expected contribution toward meeting the Company's goals.

CHIEF EXECUTIVE COMPENSATION. The Compensation Committee annually reviews and approves the compensation of the Company's Chief Executive Officer. In August 2001, the Committee negotiated an employment contract with Dr. Coyro, the Company's current Chief Executive Officer. The Committee believes the compensation of Dr. Coyro is appropriate based upon his skill and experience, and upon the competitive salaries for the comparable positions paid by other companies of similar size. The employment agreement between Dr. Coyro and the Company is described above.

COMPENSATION NOT QUALIFYING FOR TAX DEDUCTIBILITY. Section 162(m) of the Internal Revenue Code, adopted in 1994, provides in general that compensation to certain individual executive officers during any year in excess of $1 million is not deductible by a public company. The Committee believes that, given the range of salaries and number of stock options of executive officers of the Company, the $1 million threshold of Section 162(m) will not be reached by an executive officer of the Company in the near future. Accordingly, the Committee has not considered what its policy regarding compensation not qualifying for Federal tax deductibility might be; however, it intends to do so at such time that the threshold is within range of any executive officer.

The foregoing report on executive compensation is provided by the following non-employee directors, who constituted the Compensation Committee during 2001.

Wallace D. Riley, Chairman
Peter T. Kross
Richard Somerlott

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the past fiscal year, the Compensation Committee was comprised solely of non-employee directors. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during the fiscal year 2001. None of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity of whose officers have served either on the Board of Directors or on the Compensation Committee of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Mr. Wallace Riley is the President and Senior Partner of the law firm of Riley, Roumell & Connolly, P.C., which provides certain legal services to Company. During the year ended December 31, 2001, the Company paid Riley, Roumell & Connolly, P.C $12,675 for legal services.

Mr. Peter T. Kross is a Senior Vice-President of First Union Securities, Inc. During the year ended December 31, 2001, the Company paid First Union $8,992 in brokerage fees incurred with respect to the Company's stock repurchase program.

Mr. Ronald T. Wong is the President of RTW and Associates, Inc. Mr. Wong provides consulting services to the Company regarding the IT industry and specific customers of the Company through this entity. During the year ended December 31, 2001, the Company paid RTW $160,060 for consulting services rendered to the Company.

FEES OF THE INDEPENDENT AUDITORS FOR 2001

AUDIT FEES. The fees paid to Ernst & Young, L.L.P. for professional services rendered in connection with the audit of the Company's financial statements for the last annual audit and the review of the Company's Form 10Q's were $236,000. FINANCIAL SYSTEM DESIGN AND IMPLEMENTATION FEES. Ernst & Young, L.L.P. did not preform such services. OTHER SERVICES. Ernst & Young, L.L.P. fees for other services rendered for the year ended December 31, 2001 were $38,479, including audit related service fees of $10,000, and non-audit service fees of $28,479.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is responsible for providing independent, objective oversight of the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of Kim A. Cooper, Richard G. Somerlott, and Gregory C. Smith, who are independent directors, as defined by the NASD listing standards. The Audit Committee acts under a written charter adopted by the Board of Directors in June of 2000, and modified effective March 20, 2001.

     Management has the primary responsibility for the financial statements and reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States and reporting on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Committee is responsible to monitor and oversee these processes. During fiscal 2001, the Audit Committee held four meetings.

     In fulfilling its oversight responsibilities, the Committee has reviewed the audited financial statements in the Annual Report on Form 10K with management. This review includes a discussion of the quality, not just the acceptability of accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also reviewed with independent auditor, their judgments as to the quality, not just the acceptability, of accounting principles used. The Audit Committee received the written disclosures from the independent auditors required by Statement on Auditing Standards No. 1 (Independence Discussions with Audit Committee). Moreover, the Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, including the propriety of the independent auditors providing non-audit related services to the Company.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, as filed the Securities with the Securities and Exchange Commission.

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates such report by reference therein.

Kim A. Cooper, Audit Committee Member
Gregory Smith, Audit Committee Member
Richard G. Somerlott, Audit Committee Member


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date of March 20, 2002, by: (i) any person (including any "group" as that term is used in Section 13 (d)(3) of the Securities Exchange Act of 1934, as amended, known by the Company to be the beneficial owner of more than 5 percent of the Company's voting securities; (ii) each director of the Company; (iii) each executive officer of the Company; and
(iv) all directors and executive officers of the Company as a group. All persons listed below have sole voting and investment power with respect to their shares of stock unless otherwise indicated.

                                                                                        PERCENTAGE OF
                                                       NUMBER OF SHARES                  OUTSTANDING
          NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED (1)            COMMON STOCK (1)
          ------------------------                  ----------------------            ----------------

          Dimensional Fund Advisors, Inc.                  1,048,300                           9.6%
          1299 Ocean Avenue, 11th Floor
          Santa Monica, CA 90401
          Peter T. Kross                                     505,400     (2)                   4.6
          Kenneth G. Meade                                   291,400     (3)                   2.7
          Richard G. Somerlott                               228,719     (4)                   2.1
          William F. Coyro, Jr.                              195,323     (5)                   1.8
          Wallace D. Riley                                   136,000     (6)                   1.2
          Ronald T. Wong                                      57,465     (7)                    **
          Kim A. Cooper                                       66,725     (8)                    **
          M. Anthony Tam                                      31,200     (9)                    **
          Jeffery J. Ruffini                                  28,968     (10)                   **
          Gregory Smith                                       25,700     (11)                   **
          Edward J. Penkala                                   24,999     (12)                   **
          Christoph Neut                                      15,000     (13)                   **
          James M. Hoen                                       13,998     (14)                   **
          Current Directors and Executive                  1,620,997                          14.9
          Officers as a Group (thirteen
          persons)

**     Less than 1 percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and includes shares not presently outstanding but which are subject to exercise within 60 days through options, warrants, rights or conversion privileges. For the purpose of computing the percentage of the outstanding shares owned by a stockholder, shares subject to such exercise are deemed to be outstanding securities of the class owned by that stockholder but are not deemed to be outstanding for the purpose of computing the percentage by any other person.

(2) Includes 137,100 shares of Common Stock owned by certain members of the family of Peter T. Kross as to which he shares voting and dispositive power, and 30,000 shares subject to options exercisable within 60 days of the Record Date.

(3) Includes 21,000 shares of Common Stock owned by the estate of a member of the family of Mr. Meade to which he shares voting and dispositive power, and 30,000 shares subject to options exercisable within 60 days of the Record Date.

(4) Includes 60,000 shares subject to options exercisable within 60 days of the Record Date.

(5) Includes 190,000 shares subject to options exercisable within 60 days of the Record Date.

(6) Includes 60,000 shares subject to options exercisable within 60 days of the Record Date.

(7) Includes 565 shares of Common Stock owned by certain members of the family of Mr. Wong as to which he shares voting and dispositive power. Includes 55,000 shares subject to options exercisable within 60 days of the Record Date.

(8) Includes 60,000 shares subject to options exercisable within 60 days of the Record Date.

(9) Includes 24,000 shares subject to options exercisable within 60 days of the Record Date.

(10) Includes 23,500 shares subject to options exercisable within 60 days of the Record Date.

(11) Includes 10,000 shares subject to options exercisable within 60 days of the Record Date.

(12) Includes 20,000 shares subject to options exercisable within 60 days of the Record Date.

(13) Includes 15,000 shares subject to options exercisable within 60 days of the Record Date.

(14) Includes 10,000 shares subject to options exercisable within 60 days of the Record Date.

            SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such officers, directors, and greater than 10 percent Stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed by the Company's executive officers, directors and greater than 10 percent beneficial owners were filed with the SEC on a timely basis, except the Form 4 reporting the grant of options to William F. Coyro, Jr., for August 13, 2001, as described previously, was filed late.

                                PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total return on the Company's Common Stock from January 1, 1995 through December 31, 2001 with that of the Nasdaq Stock Market-US Index (the "Nasdaq US Index") and the Nasdaq Computer & Data Processing Services Stocks (the "Nasdaq Computer Index") over the same period. The graph assumes that the value of the investment in the Company's Common Stock, the Nasdaq US Index, and the Nasdaq Computer Index was $100 on January 1, 1995 and that all dividends were reinvested.

     The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                                  [BAR GRAPH]


                                                     TOTAL RETURN INDEX
                                                     ------------------
                             DEC 96          DEC 97           DEC 98           DEC 99          DEC 00          DEC 2001
                         --------------- ---------------- ---------------- --------------- ---------------- ----------------

       NASDAQ US              100%            122%             173%             321%            193%             153%
    NASDAQ COMPUTER           100%            123%             219%             482%            222%             179%
   NATIONAL TECHTEAM          100%             45%              33%              24%             11%              16%


       The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under said Acts.

                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     The deadline for submission of stockholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), for inclusion in the Company's proxy statement for its 2003 Annual Meeting of Stockholders is January 8, 2003. In addition, the Company's Bylaws specify procedures for notifying TechTeam of nominations for director and other business to be properly brought before any meeting of Stockholders by providing notice not less than 90 days (February 7, 2003), nor more days than 120 days prior to the date of the 2003 Annual Meeting. Proposals should be mailed to National TechTeam, Inc., to the attention of the Company's Secretary, Michael A. Sosin, 27335 W. 11 Mile Road, Southfield, Michigan, 48034.

                                  OTHER MATTERS

     Management of the Company knows of no other matter to be brought before the Annual Meeting, which is not referred to in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the shares of Common Stock represented by the proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.



                                    By order of the Board of Directors




                                    Michael A. Sosin
                                    General Counsel
                                    and Secretary
Dated: April 8, 2002

                             NATIONAL TECHTEAM, INC.
              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2002
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                   NATIONAL TECHTEAM, INC. AND WILL BE VOTED.

The undersigned hereby appoints William F. Coyro, Jr. and/or Michael A. Sosin, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of National TechTeam, Inc., a Delaware corporation (the "Company") to be held in the Embassy Suites, 28100 Franklin Road, Southfield, Michigan at 10:00 a.m. E.D.T., May 8, 2002, and any adjournment(s) or postponement (s) thereof, and to vote all shares of stock of the Company standing in the name of the undersigned, with all the powers the undersigned would possess if personally present at such meeting:

1.  Election of directors of the Company:
    Nominees: Kim A. Cooper, William F. Coyro, Jr., Peter T. Kross, Kenneth G. Meade, Wallace D. Riley, Gregory C. Smith, Richard G. Somerlott, and Ronald
    T. Wong

        [ ] FOR all nominees listed above, except vote withheld from the following nominees (if any):

        [ ] WITHOLD AUTHORITY to vote for all nominees listed above.

2. To approve an amendment to the Company's Certificate of Incorporation, as amended, changing the Company's name from "National TechTeam, Inc." to "TechTeam Global, Inc."

        [ ] APPROVE the name change to TechTeam Global, Inc.
        [ ] REJECT the name change to TechTeam Global, Inc.

3.  Ratification of independent auditors for fiscal 2002.

        [ ] RATIFY Ernst & Young, L.L.P. as the Company's independent auditors.
        [ ] REJECT Ernst & Young, L.L.P. as the Company's independent auditors.

                                (Continues and to be signed on the reverse side)

4. In their discretion on such other matters as may properly come before the meeting.

    MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR ELECTION OF THE DIRECTORS SET FORTH ABOVE, TO CHANGE THE COMPANY'S NAME TO TECHTEAM GLOBAL, INC., AND TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, L.L.P.

    This proxy card when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the proposal(s).

    Copies of the Notice of Meeting dated April 8, 2002 and the Proxy Statement dated April 8, 2002 have been received by the undersigned.





                                              PLEASE DATE AND SIGN HERE

                                        Dated:  ________________________________
                                        Name:   ________________________________




                                        PLEASE DATE, SIGN, AND RETURN THIS PROXY
                                        IN THE ENCLOSED ENVELOPE PROMPTLY.

                                        [ ] Please check here if you plan to
                                            attend this meeting.